2009 In Review and 2010 Forecast
Annual Shareholder’s Meeting
April 29, 2010

This Shareholder Update may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

REVIEW

2009 was a bear of a year. It was the first year Coachmen Industries was no longer an RV company, and it was also our first year with housing as our core business: out of the frying pan, into the fire.

The pressures on management have been intense and unrelenting. We steered the company away from considerations of bankruptcy twice.

First, last December when Bank of America unexpectedly declined not only to continue our banking agreement but even to provide bridge financing, they left us without any bank line in the depths of winter, our slowest business months, in the midst of the worst banking crisis since who knows when. We had been assured that we would have $15 million of bridge financing available if Bank of America chose not to continue as our banker. Instead, they unilaterally terminated the bank line, provide no bridge financing and required 100% cash collateral for $7 million of outstanding letters of credit. In essence, this meant that we suddenly had $22 million less in available working capital in January than we expected in December. This was a devastating blow.

Everybody in the Company – the CEO, all executives, down to the administrative assistants – took salary cuts to help get us through. Payrolls were reduced. The plants operated only several weeks per month. Employees did double and even triple duty, wearing several different hats. We exited the RV service business and sold excess company assets. We cancelled subscriptions and stopped contributions. We postponed retail expansion plans and cut back on R&D. We did anything and everything to get us through until the widely predicted mid-year rebound in the economy.

Then came the triple whammy. The lack of a “normal” bank line figured greatly in the auditor’s opinion and led directly to a “going concern” notation on our 2008 financial statements issued in March of 2009. In turn, that led to draconian bonding requirements for everything from worker compensation insurance to major project construction. Rather than accepting our balance sheet as security as they had done in the past, the bonding companies now demanded 100% cash collateral for the full face amount of the bond. These requirements were so onerous that we actually could not accept contracts that we desperately needed because there would have been nothing for working capital to purchase the materials necessary to perform the contracts. This handcuffed management and by driving our cash reserves even more, caused an extreme cash crunch. At one point, we had so much money tied up in letter of credit and bonding collateral and accounts receivable that we had only $80,000 in the bank to meet payroll.

We reached out on multiple occasions to several of our major shareholders as well as to financial advisors to try to determine the most cost effective and attractive way to raise capital. Preferred stock seemed to be a good solution that would have avoided dilution for those shareholders who chose to participate. However, we were extremely disappointed in May when by a narrow margin the shareholders turned down our recommendation to authorize the issuance of preferred stock. Perhaps our communication that we intended to offer it to our existing shareholders first was insufficient. Regardless, the authorization did not pass, and we still had no bank line, none, zip, nada - and we still had an extreme cash crunch.

We gutted it through with a combination of more belt tightening, tightly managing our cash, an emergency loan from one of our Directors, and settlement of the Kemlite RV sidewall litigation.

Prognosticators had predicted the housing markets would begin to turn in the second half of 2009. As we all know now, that did not happen. Instead, conditions were brutal. The recession continued to deepen, and home sales continued to decline. Overall, the markets were down cumulatively about 70% from 2006. I have been told that one of our former million dollar builders is today driving a truck for Home Depot. And in August General Motors interrupted our supply of chassis just as ARBOC Mobility bus sales and production were beginning to ramp up. Lake City Bank did provide us with a small secured loan of $2 million plus a small credit line of $500,000, but by October it was déjà vu all over again. The housing markets were still in a state of collapse, and we foresaw not having sufficient capital to make it through the slow winter months ahead.

During these months, the search for capital was constant. Once again, the specter of bankruptcy raised it ugly head. We entered into the HIG transaction in October of 2009.

It is important that the shareholders understand that this transaction was the culmination of about 18 months of seeking capital, equity or debt, it did not matter. While we thought we had solved the problem with the sale of the RV group on December 26 of 2008, Bank of America’s unilateral termination of our financing agreement changed the situation quite literally overnight.

Before we entered into the HIG transaction, we had spoken with virtually all of our major shareholders, unsuccessfully sought preferred stock authorization, retained three investment banking firms (two concentrating primarily on equity, the third concentrating on debt) , and directly or through them communicated  with over 30 investment groups, financial and strategic. We made presentation after presentation, exploring pipes, stock offerings, loans and sale of all or part of the company. Time and again we were told, “We are not increasing our exposure to the real estate market at this time.” At various times, we did receive three loan term sheets, only to have them withdrawn before we could close. Strategic buyers had financial concerns of their own. By the time we closed with HIG, over 60 manufactured homes competitors had closed their doors or filed for bankruptcy.

The HIG transaction avoided a similar fate for Coachmen. A dispassionate analysis allows only one conclusion:  without the HIG transaction or something like it, we would not be here today. Today, we are in the middle of a proxy fight because several shareholders were unhappy with this transaction. There is no denying that the HIG capital is expensive, but their terms were clearly better than the other alternatives available at the time. However the proxy contest turns out, I can only say that a reduced share of something, especially something with a great growth potential, is better than 100% of nothing.

In 2009, we managed a complete transformation of the Company, always keeping within the jetstream of the vision for the housing group that we articulated in 2007.  In 2009, 78% of our revenues generated from the housing sector. We reduced our cost of operations, reduced our payroll by$5 million, or 38%, and reduced our salaried headcount by 32%. By the fourth quarter, G and A expenses were 39% less than they had been in the first quarter. As a result, our net loss in 2009 was hugely reduced from 2008. Through it all, we are proud to say that we have met our obligations, kept our best employees, maintained good relations with our suppliers and paid the tail liabilities of the RV group that so worried investors a year ago.

FORECAST

Today, the company is in better condition than it as been for a long time. Clearly, we are leaner. As the vision for the group demands our revenue streams are also more balanced among builder network home sales, direct home sales through our homestores, commercial major projects such as hotels and condominiums, and military projects.  In the first quarter of 2009, we did not have a single major housing project to help carry us. In the first quarter of 2010, when nationwide single family homes starts hovered near record lows, we had 8 major projects in progress, including barracks, dormitories and apartment complexes. Bonding collateral requirements are greatly reduced – a direct result of the HIG transaction and HIG’s relationship with our new broker. The ARBOC Mobility bus line anchors a specialty vehicle business that was profitable in the second half of 2009, and is projected to be more so as 2010 advances. As of March 31, we had $10.4 million in cash and trade accounts receivable, plus $14.3 million in restricted cash.

This does not mean that all is rosy. Our deliveries in the first quarter are based on orders generally placed in the 3rd and 4th quarters, which were lower than anticipated as the predicted 2009 “turnaround” did not occur. Combined with 4 foot snows that prevented deliveries and sets of orders we did have, and delays in several anticipated major projects due to our customer’s financing difficulties, this caused us to miss our revenue targets, and our EBITDA covenants with HIG in January and February. The HIG financing agreement had to be amended to cure those defaults, as we have previously announced. That has been accomplished, and as we announced last week, we have met our new EBITDA covenants for March.

Some say the worst of the new construction crunch is likely behind us, but nobody can with certainty say where home building’s bottom will be, or has been, or how quickly it will rebound.
According to Lockwood Advisors, the first quarter of 2010 confirms that the expected economic recovery may not be fast moving. Although the U.S. equity markets posted an extremely strong performance, domestic and international concerns contribute to a subdued outlook for economic growth. Budgetary concerns throughout the European Union and fears of the spread of the “Greek disease” threaten to derail economic growth in that region, which as of this morning appears to have spread to both Portugal and Spain, curbing optimism that had slowly grown toward the end of 2009. U.S. unemployment remains high and is predicted to remain in or near double digits. According to the Fed, “real disposable income in January was virtually unchanged from a year earlier”.  According to the Commerce Department’s Bureau of Economic Analysis, real personal income has actually dropped in the U.S. 3.2% since January 2009.  Most importantly to us, the housing market, which had shown some positive signs of stabilizing in the second half of 2009, began to show renewed weakness in the first quarter of 2010. Toward the end of the first quarter, economic data seemed to suggest a degree of improvement. Monthly housing starts increased sharply year-over-year in March. However, also according to the Fed, “while recent data pointed to a noticeable pick up in the pace of consumer spending during the first quarter, participants agreed that household spending was likely to be constrained by weak labor market conditions, lower housing wealth, tight credit and modest income growth”. Financing is critical to the housing market recovery, and financing remains extremely tight for the single family home buyer.

Our first solution to this uncertainty is to boost efficiency while continuing to cut costs. We have continued these efforts through the first quarter of 2010.  You will see another large improvement in G & A expense year-over- year when we release details of our first quarter in early May.  Our gross profit in the first quarter is up over 100% year-over-year.

The real problem confronting us now is top line, and our second solution is to create more alternative revenue streams and improve our marketing in order to increase the top line. Once again within the jetstream of the Company’s vision statement. Examples of these efforts just last month were the introduction of our cost competitive Simple Living Series for the first homebuyer, the launch of an industry-first “Ballpark Pricing” for all of our homes through the Internet, and the opening of two new direct-to-the-homebuyer homestore centers in Tennessee and Iowa. Last month, we also launched our Modern Series of homes that are aimed at the well-heeled new-urbanist buyer. As we speak, we are building a large apartment complex in Dubuque, Iowa. We are also protecting and widening our competitive advantages in green and sustainable construction. Aside from being the wave of the present, truly sustainable construction, anchored in cost saving energy efficiency, is critical to participation in major projects. On the Specialty Vehicle side, we have leveraged that unique kneeling chassis into other types of specialty vehicle applications, and introduced hybrid fuel systems for the ARBOC Mobility line of small transit buses. That innovation garnered us new orders for 38 buses just this week.

As a result of these efforts and what appear to be improving market conditions, based on current backlogs and projections, we should have revenues in 2010 40% higher than in 2009.  Coupled with improved gross margins, 2010 performance should show vast improvement over 2009.  We expect to be cash flowing positively by the third quarter.

As we enter the Spring, we hope that the uptick we have seen in the housing markets is a harbinger of good things to come, and will not prove to be a false indicator due only to the tax credit for new home buyers. To qualify for that credit, purchase contracts have to be signed by April 30, so we should soon know. In the meantime, we intend to proceed cautiously.

I am sure that all of us wish for a better 2010 than 2009. Thank you for your attention.

Richard M. Lavers
President & Chief Executive Officer
Coachmen Industries, Inc.

Coachmen Industries, Inc., doing business as All American Group, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group  is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500